Exhibit 99.1

PPG Industries

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News
Contact:
Jeff Worden
412-434-3046

Investors:
Douglas B. Atkinson
412-434-2120
or
Vince Morales
412-434-3740

PPG Industries, Inc. announces a $275 million cash tender offer for certain of its outstanding notes

     PITTSBURGH, May 20, 2005 – PPG Industries, Inc. (NYSE: PPG), today announced that it has commenced cash tender offers to purchase up to $100,000,000 in aggregate principal amount of its outstanding 6.500% notes due November 1, 2007 (the “2007 Notes”), up to $175,000,000 in aggregate principal amount of its outstanding 7.050% notes due August 15, 2009 (the “2009 Notes”) and, to the extent that the aggregate principal amount of 2007 Notes and 2009 Notes validly tendered and not withdrawn is less than $275,000,000, an aggregate principal amount of its outstanding 6.875% notes due February 15, 2012 equal to the balance, if any, of $275,000,000 less the aggregate principal amount of 2007 Notes and 2009 Notes validly tendered and not withdrawn (the “2012 Notes,” and together with the 2007 Notes and 2009 Notes, collectively, the “Notes”).

     “We believe this transaction is another step in our ongoing effort to maximize the financial flexibility for PPG,” said William H. Hernandez, Senior Vice President, Finance. “The current strong cash position of the company affords us an opportunity to eliminate a significant portion of our near-term debt maturities. We believe we will be able to refinance these maturities in the near future with lower cost alternatives if we so desire.”

     The tender offers are being made upon and are subject to the terms and conditions set forth in the Offer to Purchase dated May 20, 2005 (the “Offer to Purchase”) and the related Letter of Transmittal. The total consideration to be paid for each validly tendered 2007 Note will be based on a fixed spread of twenty-five (25) basis points over the yield to maturity of the 3.0% U.S. Treasury Note due November 2007. The total consideration to be paid for each validly tendered 2009 Note will be based on a fixed spread of thirty-five (35) basis points over the yield to maturity of the 3.5% U.S. Treasury Note due August 2009. The total consideration to be paid for each validly tendered 2012 Note will be based on a fixed spread of forty-five (45) basis points over the yield to maturity of the 4.875% U.S. Treasury Note due February 2012.

     The total consideration, which will be paid for Notes validly tendered prior to 5:00 p.m., New York City time, on Friday, June 3, 2005, includes an early tender premium in the amount of $20 for each $1,000 in principal amount of Notes. Consideration to be paid for Notes validly tendered at or after 5:00 p.m., New York City time, on Friday, June 3, 2005, and prior to 11:59 p.m., New York City time, on Friday, June 17, 2005, will not include the early tender premium.

     After 5:00 p.m., New York City time, on Friday, June 3, 2005, tendered Notes may not be withdrawn except in the limited circumstances set forth in the Offer to Purchase. The yield to maturity of the reference U.S. Treasury Notes used in the fixed spread formulas will be set at 2 p.m., New York City time, on Wednesday, June 15, 2005, unless the offers are extended. The tender offers will expire at 11:59 p.m., New York City time, on Friday, June 17, 2005, unless extended.

     The tender offer documents are being distributed to holders beginning today. The Dealer Managers for the offers are as follows:

Credit Suisse First Boston LLC
(800) 820-1653 (toll free)
(212) 538-4807 (collect)
Citigroup Global Markets Inc.		Goldman, Sachs & Co.
(800) 558-3745 (toll free)		(800) 828-3182 (toll free)
(212) 357-7867 (collect)

     D.F. King & Co., Inc. is the Information Agent and can be contacted at (212) 269-5550 (collect) or (800) 628-8532 (toll free).

     PPG Industries, Inc. is a global supplier of coatings, glass, fiber glass and chemicals, with 108 manufacturing facilities and equity affiliates in more than 20 countries. PPG is the world’s largest producer of transportation coatings and a leading maker of industrial, packaging and architectural coatings, aircraft transparencies, flat and fabricated glass, continuous-strand fiber glass, chlor-alkali and specialty chemicals.

     This communication is for informational purposes only. It is not intended as an offer or solicitation for the purchase or sale of any financial instrument or as an official confirmation of any transaction. Any comments or statements made herein do not necessarily reflect those of Credit Suisse First Boston LLC, Citigroup Global Markets Inc., Goldman, Sachs & Co., D.F. King & Co., Inc., or their respective subsidiaries and affiliates.

Forward-Looking Statement

Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein.

Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, the ability to penetrate existing, developing and emerging foreign and domestic markets, which also depends on economic and political conditions, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements.

Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity.